                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A


               For Registration of Certain Classes of Securities
                    Pursuant to Section 12(b) or (g) of the
                        Securities Exchange Act of 1934

                            SEI Investments Company
        --------------------------------------------------------------
            (Exact Name of Registrant as Specified in its Charter)

                Pennsylvania                             23-1707341
        --------------------------------------------------------------
          (State of Incorporation                       (IRS Employer
              or Organization)                       Identification No.)


           1 Freedom Valley Drive
             Oaks, Pennsylvania                          19456-1100
        --------------------------------------------------------------
        (Address of Principal Executive Offices)         (Zip Code)

If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box. [X]

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), please check the following box. [_]

Securities Act registration statement file number to which this form relates:
______________
(If applicable)

       Securities to be registered pursuant to Section 12(b) of the Act:

        Title of Each Class             Name of Each Exchange on Which
        to be so Registered             Each Class is to be Registered
        -------------------             ------------------------------
    Common Stock, $.01 par value            New York Stock Exchange
 ----------------------------------     -------------------------------


       Securities to be registered pursuant to Section 12(g) of the Act:


                __________________________________________________
                                (Title of class)
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Item 1.   Description of Registrant's Securities to be Registered.
          -------------------------------------------------------

     This statement relates to the registration of shares of Common Stock, $.01 par value, of SEI Investments Company, a Pennsylvania corporation (the "Company"), on the New York Stock Exchange, Inc. ("NYSE"). Such shares are presently included in the Nasdaq National Market System ("Nasdaq"). Upon the commencement of trading of the Common Stock on the NYSE, the Company intends to withdraw its inclusion of the Common Stock on Nasdaq.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.01 per share and 60,000 shares of Preferred Stock, par value $.05 per share. None of the authorized shares of Preferred Stock are issued and outstanding.

     The holders of shares of Common Stock are entitled to one vote for each share held on each matter submitted to a vote of shareholders. Cumulative voting for the election of directors is not permitted, which means that the holders of more than 50% of the issued and outstanding Common Stock can elect all of the directors. The holders of shares of Common Stock have no pre-emptive rights. There are no conversion rights or redemption or sinking fund provisions with respect to shares of Common Stock and such shares are not liable for assessment or further calls. The holders of shares of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefore and subject to the prior dividend rights of holders of any outstanding Preferred Stock. Upon liquidation, subject to the prior liquidation rights of holders of any outstanding Preferred Stock, the holders of shares of Common Stock are entitled to share pro rata in any distribution to holders of shares of Common Stock


Item 2.   Exhibits.
          --------

          None.
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                                   SIGNATURE


          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                              SEI INVESTMENTS COMPANY



                              By:  /s/ Lydia A. Gavalis
                                 ----------------------------------
                                   Name:   Lydia A. Gavalis
                                   Title:  Vice President


Dated: June 18, 1999